Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Victory Capital Holdings, Inc. for the registration of 23,035,771 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2025, with respect to the consolidated financial statements of Victory Capital Holdings, Inc., and the effectiveness of internal control over financial reporting of Victory Capital Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
June 30, 2025